                                                                   Exhibit 10(v)


                               ALLEN TELECOM INC.
                             25101 Chagrin Boulevard
                              Beachwood, Ohio 44122

                                September 8, 1999


-----------------------
-----------------------
-----------------------

Dear _____________:

         Allen Telecom Inc. (the "Corporation") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

         The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation. It is also the intention of the Board to provide financial assistance to you in certain other circumstances under which your employment with the Corporation terminates.

         In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (this "Agreement") in the event your employment with the Corporation is terminated under the circumstances described below.

         1. TERM OF AGREEMENT. This term of this Agreement (the "Term") shall commence on September 8, 1999, and shall continue through December 31, 2002; PROVIDED, HOWEVER, that commencing on January 1, 2000, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation shall have given notice that it does not wish to extend this Agreement; and PROVIDED, FURTHER, that if a change in control of the Corporation, as defined in Section 3, shall have occurred during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than 24 months beyond the month in which such change in control occurred. In no event, however, shall the term of this Agreement extend beyond the end of the calendar month in which your 65th birthday occurs.

         2. COMPENSATION UPON TERMINATION PRIOR TO A CHANGE IN CONTROL. (i) Prior to a change in control of the Corporation, if your employment by the Corporation shall be terminated by the Corporation other than for Cause or Disability (as these terms are defined in Subsections 4(iii) and 2(ii), respectively) during the Term, then you shall be entitled to the benefits provided below:

                  (a) the Corporation shall pay to you your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (as these terms are defined in Subsections 4(vi) and 4(v), respectively), no later than the fifth day following the Date of Termination, plus accrued vacation pay and all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due;

                  (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, in regular pay periods until completely disbursed, total severance pay equal to the sum of (1) six months of your monthly base salary as in effect as of the Date of Termination and (2) the amount of such monthly base salary multiplied by the number of your completed years of full-time employment with the Corporation as of the Date of Termination; PROVIDED, HOWEVER, that in no event shall the severance payments exceed 18 months' base salary; and

                  (c) during the period in which you are receiving the severance payments the Corporation shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination; PROVIDED, HOWEVER, that you will no longer be deemed to be an "employee" for purposes of the Corporation's 1992 Stock Plan, 1982 Stock Plan, Employee Before-Tax Savings Plan, Restricted Shares of common stock awarded under the 1992 Stock Plan or Corporate Retirement Plan or any successor plans thereto. Benefits otherwise receivable by you pursuant to this paragraph (c) shall be reduced to the extent comparable benefits are actually received by you from any other source during such period, and any such benefits actually received by you shall be reported to the Corporation. The use of any automobile furnished to you by the Corporation shall continue until the earlier of (1) the date that is six months after the Date of Termination or (2) the date you obtain employment with another employer, and you agree that you will not remove such automobile from the state in which you were last employed by the Corporation, and that upon any such removal the Corporation shall be entitled to immediate possession of such automobile and shall no longer furnish the use of such automobile to you.

                           (ii)     DISABILITY.  Your employment may be
terminated for "Disability" pursuant to this Section 2 (x) if, as a result of your incapacity due to accident or physical or mental illness, you shall not have substantially performed your duties with the Corporation on a full-time basis for six consecutive months, or (y) if you become disabled in a manner that shall prevent you from performing your duties with the Corporation, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties.

                           (iii)    NONCOMPETITION.  Benefits payable under
this Section 2 shall be forfeitable and shall be discontinued in the event that you engage in a "Competitive Activity" or engage in conduct which is materially injurious to the Corporation, monetarily or otherwise. A "Competitive Activity" shall mean activity, without the written consent of an authorized officer of the Corporation, consisting of your participation in the management of, or acting as a consultant for or employee of, any business operation of any enterprise if such operation (a "Competitive Operation") is then in substantial and direct competition with a principal business operation of the Corporation, at the Date of Termination. A "Competitive Activity" shall not include (a) the ownership of securities in any enterprise or of not more than five percent of the outstanding securities of a "Competitive Operation", or (b) the participation in the management of, or acting as a consultant for or employee of, any enterprise or any business operation thereof, other than in connection with a "Competitive Operation" of such enterprise.

                           (iv)     MITIGATION.  Severance benefits payable
under Section 2(i)(b) in excess of six months' salary shall be reduced by any salary received by you from another employer and any consulting compensation received by you from a prospective employer (other than consulting compensation received by an independent consulting business conducted by you) during the period during which you are receiving benefits under Section 2(i)(b), and any such salary or consulting compensation received by you shall be reported by you to the Corporation.

         3. CHANGE IN CONTROL. Except as provided in Section 2, no benefits shall be payable hereunder unless there shall have been a change in control of the Corporation during the Term, as set forth below. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred if:

                  (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing 30 percent or more of the combined voting power of the Corporation's then outstanding securities;

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or
(iv) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80 percent of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30 percent of the combined voting power of the Corporation's then outstanding securities; or

                  (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

         4.       TERMINATION FOLLOWING CHANGE IN CONTROL.

                  (i) GENERAL. If any of the events described in Section 3 constituting a change in control of the Corporation shall have occurred during the Term, you shall be entitled to the benefits provided in Section 5(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death or Disability (as such term is defined in Subsection 4(ii) below), (b) by the Corporation for Cause, or (c) by you other than for Good Reason.

                  (ii) DISABILITY. Notwithstanding Subsection 4(i), you may not be terminated for "Disability" pursuant to this Section 4 unless, as a result of your incapacity due to accident or physical or mental illness, you shall not have substantially performed your duties with the Corporation on a full-time basis for six consecutive months following the occurrence of a change of control of the Corporation.

                  (iii) CAUSE. Termination by the Corporation of your employment for "Cause" shall mean termination (a) upon the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your death or incapacity due to accident or physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Subsection 4(v)) by you for Good Reason (as defined in Subsection 4(iv))), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) the willful engaging by you in an act or acts of dishonesty constituting a felony under the laws of the United States or any state thereof and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Corporation, or your conviction of a felony under the laws of the United States or any state thereof, or (c) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

                  (iv) GOOD REASON. Termination by you of your employment for "Good Reason" for purposes of Section 5(iii) shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraphs (a), (e), (f), (g) or (h), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 4(vi)) given in respect thereof:

                           (a) the assignment to you of any duties inconsistent with the position with the Corporation that you held immediately prior to the change in control of the Corporation, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such change in control;

                           (b) a reduction by the Corporation in your annual base salary as in effect on the date hereof or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any person in control of the Corporation;

                           (c) the relocation of the Corporation's offices at which you are principally employed immediately prior to the date of the change in control of the Corporation to a location more than 25 miles from such location, or the Corporation's requiring you to be based anywhere other than the Corporation's offices at such location, except for required travel on the Corporation's business to an extent substantially consistent with your business travel practices immediately prior to the date of the change in control of the Corporation;

                           (d) the failure by the Corporation to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven days of the date such compensation is due;

                           (e) the failure by the Corporation to continue in effect any material compensation or benefit plan in which you participate immediately prior to the change in control of the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control of the Corporation;

                           (f) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life, medical, health and accident, or disability insurance or plans in which you were participating at the time of the change in control of the Corporation, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the change in control of the Corporation;

                           (g) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

                           (h) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (v) hereof (and, if applicable, the requirements of Subsection (iii) hereof), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to accident or physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  (v) NOTICE OF TERMINATION. Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (vi) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (a) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), and (b) if your employment is terminated pursuant to Subsection (iii) or (iv) hereof, or pursuant to Section 2, or for any other reason (other than Disability), the date specified in the Notice of Termination ( which, in the case of a termination for Cause shall not be less than 30 days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given); PROVIDED, HOWEVER, that if within 30 days after any Notice of Termination is given following a change in control of the Corporation, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and PROVIDED, FURTHER, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, if the Notice of Termination is given following a change in control of the Corporation, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection; PROVIDED, HOWEVER, that you will no longer be deemed to be an "employee" for purposes of the Corporation's 1992 Stock Plan, 1982 Stock Plan, Employee Before-Tax Savings Plan, Restricted Shares of common stock awarded under the 1992 Stock Plan or Corporate

Retirement Plan or any successor plans thereto. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

         5. COMPENSATION UPON TERMINATION OR DURING DISABILITY FOLLOWING A CHANGE IN CONTROL. Following a change in control of the Corporation during the Term, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:

                  (i) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to accident or physical or mental illness, you shall receive all compensation payable to you under the Corporation's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 4(ii) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

                  (ii) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus accrued vacation pay and all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

                  (iii) If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause or Disability, then you shall be entitled to the benefits provided below:

                           (a) the Corporation shall pay to you your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus accrued vacation pay and all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due;

                           (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Subsection (v), a lump sum severance payment (together with the payments provided in paragraph (c) below, the "Severance Payments") equal to the sum of :
         (1) one year of your annual base salary as in effect as of the Date of Termination or immediately prior to the change in control of the Corporation, whichever is greater; (2) an amount equal to the highest annual incentive compensation paid to you in the three years prior to the Date of Termination; (3) if the Board in its sole discretion shall determine, an additional discretionary bonus payment; and (4) fifteen percent of the sum of the amounts set forth in clauses (1) and (2), multiplied by the number of your completed years of full-time employment with the Corporation as of the Date of Termination;

                           (c) in lieu of shares of common stock of the Corporation ("Common Shares") issuable upon exercise of outstanding options, other than options qualifying as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which ISOs were granted on or before the date hereof ("Options"), and stock appreciation rights ("SARs"), if any, granted to you under the Corporation's 1982 Stock Plan or 1992 Stock Plan, or any successor plan thereto (which Options shall be canceled upon the making of the payment referred to below), the Corporation shall pay to you, at the time specified in Subsection (v), an amount in cash equal to the product of (1) the excess of, in the case of an ISO granted after the date hereof, the closing price of Common Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Common Shares is highest) and, in the case of all other options, the higher of such closing price or the highest per share price for Common Shares actually paid in connection with any change in control of the Corporation, over the per share option price of each Option held by you (whether or not then fully exercisable), and (2) the number of Common Shares covered by each such Option;

                           (d) the Corporation shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); and

                           (e) for a period of months after such termination that is equal in number to the sum of (1) twelve, plus (2) the product of (x) 0.15, multiplied by (y) the number of your completed years of full-time employment with the Corporation as of the Date of Termination, multiplied by (z) 12, but in no event exceeding 36 months, the Corporation shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this paragraph (e) shall be reduced to the extent comparable benefits are actually received by you from any other source during such period following your termination, and any such benefits actually received by you shall be reported to the Corporation.

                  (iv) Notwithstanding anything to the contrary contained in this Agreement, in the event that, by reason of Section 280G of the Code, any payment or benefit received or to be received by you in connection with a change in control of the Corporation or the termination of your employment whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement (the "Contract Payments") with the Corporation, its successors, any person whose actions result in a change in control or any corporation affiliated (or which, as a result of the completion of the transactions causing a change in control will become affiliated) (an "Affiliate") with the Corporation within the meaning or Section 1504 of the Code (collectively with the Contract Payments, "Total Payments")), would not be deductible (in whole or in part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, the Severance Payments shall be reduced (and, if Severance Payments are reduced to zero, other Contract Payments shall first be reduced and other Total Payments shall thereafter be reduced) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code. For purposes of this limitation (a) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account, (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (without regard to Subsection (A)(ii) thereof), (c) the Severance Payments (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (a) and (b)), in their entirety constitute reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (b), and (d) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                  (v) The payments provided for in paragraphs (b) and (c) above shall be made not later than the fifth day following the Date of Termination; PROVIDED, HOWEVER, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  (vi) Except as provided in Subsection (iii)(e) hereof, you shall not be required to mitigate the amount of any payment provided for in this
Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

                  (vii) NONCOMPETITION. Benefits payable under this Section 5 shall be forfeitable and shall be discontinued in the event that during the one-year period following the Date of Termination you (A) engage in a Competitive Activity (as defined in Section 2(iii)) or (B) engage in conduct which is materially injurious to the Corporation, monetarily or otherwise.

         6. SUCCESSORS; BINDING AGREEMENT. (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

         7. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight delivery service, in each case addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles. All references to Sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Sections 2 and 5 shall survive the expiration of the term of this Agreement.

         9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. ARBITRATION. Following a change in control of the Corporation, any dispute or controversy between the Corporation and you arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; PROVIDED, HOWEVER, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto including, without limitation, the Corporation's Key Employee Severance Policy; and any other agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                   Sincerely,

                                   ALLEN TELECOM INC.



                                   By: _____________________________
                                       Robert G. Paul
                                       President and Chief Executive Officer




Agreed to as of the date first above written.



----------------------------------
     [Employee's Name]